September 12, 2019

J. Barclay Knapp
388 Brownsburg Road
Newtown, PA 18940

RE: Letter Agreement re Employment, Note Repayment

Dear Barclay,

The purpose of this letter agreement is to modify the terms of your employment with Iota Communications, Inc. ("Iota"), and to agree to a payment plan for the outstanding promissory notes Iota owes to you. We have agreed that your Employment Agreement dated September 5, 2018 with Iota is terminated as of the date of this letter. No further performance is owed by either party under that agreement, including the payment of any wages or bonuses and the awarding of any stock or options.

Starting with the next pay period, you will hold a salaried position with Iota earning the minimum wage for Pennsylvania. You will receive Iota's standard health benefits offered to all salaried employees.

As further consideration for your entering into this agreement, your promissory notes dated February 6, 2017, April 10, 2019, and May 8, 2019 will be repaid by Iota at the rate of $50,000 per month on the date of this letter, $25,000 paid on October 1, 2019, $25,000 paid on October 15, 2019 and the remaining balance paid in two installments of $10,000 each on the 1st and 15th of each month thereafter, until paid in full according to their terms. Payments will be applied to the balance on the note bearing the highest interest first.

By signing below, we agree to the foregoing terms and conditions.

Sincerely,

Terrence M. DeFranco
CEO and President

ACCEPTED AND AGREED:
J. Barclay Knapp

J. Barclay Knapp

Date: September 13, 2019

ACCEPTED AND AGREED:
Iota Communications, Inc.

Terrence M. DeFranco

Date: